EXHIBIT 99

                                NEWS RELEASE
                               --------------


                NEWELL REPORTS RECORD FOURTH QUARTER RESULTS
          1994 FULL YEAR SALES AND EARNINGS REACH AN ALL-TIME HIGH
                 1994 FULL YEAR RETURN ON EQUITY REACHES 20%


        FREEPORT, ILLINOIS, January 30, 1995 -- Newell announced today that sales and earnings reached record levels for both the fourth quarter and full year ended December 31, 1994.

        For the 1994 fourth quarter, net sales were a record $584.7 million, up 22% from $481.4 million achieved in the fourth quarter of

   1993.  The increase in sales for the quarter is attributable to internal sales growth of 6%, and the acquisitions of Goody in 1993,

   and Home Fashions, Inc. and Eberhard Faber in 1994.

        Net income for the fourth quarter of 1994 increased 12% to $62.1 million from $55.4 million and earnings per share were 39 cents, an

   11% increase from 35 cents achieved in the fourth quarter of 1993.

        For the full year 1994, sales were up 26% to $2,074.9 million from $1,645.0 million in 1993.  The increase in sales for the full year 1994 is attributable to internal sales growth of 6%, the acquisitions of Levolor, Lee/Rowan and Goody in 1993, and the

   acquisitions of Home Fashions, Inc. and Eberhard Faber in 1994.

        Net income for the full year 1994 was $195.6 million, an increase of 18% from $165.3 million in 1993 and earnings per share were $1.24,

   up 18% from $1.05 in 1993.

        William P. Sovey, Newell's Vice Chairman and CEO, stated, "1994 was another year in which we continued to demonstrate growth.  In

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    achieving record sales and earnings, we demonstrated that Newell's strategy is sound and that application of that strategy can result in outstanding performance for our company and for our stockholders.

   We're very pleased with the progress Newell has made over the years and with our growth potential.  We are confident about the future."

        Newell manufactures and markets high-volume staple consumer products which are sold internationally through a variety of retail and wholesale distribution channels.  Product categories include housewares, hardware, home furnishings, and office products.




































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
                                             NEWELL CO.
                          CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                               (in millions except per share data)

                                         Three Months Ended              Twelve Months Ended
                                            December 31,                    December 31,
                                   ------------------------------  ------------------------------

                                      1994       1993    % Change      1994       1993   % Change
                                    --------   --------   --------   --------  --------   --------

    Net Sales                        $584.7     $481.4      21.5%   $2,074.9  $1,645.0      26.1%
    Cost of products sold             387.5      313.4               1,403.8   1,101.7
                                    --------   --------              --------  --------

      GROSS INCOME                    197.2      168.0      17.4%      671.1     543.3      23.5%
        % of sales                     33.7%      34.9%                 32.3%     33.0%

    Selling, general &
     administrative expense            85.2       74.7                 313.2     257.2
                                    --------   --------              --------  --------

      OPERATING INCOME                112.0       93.3      20.0%      357.9     286.1      25.1%
       % of sales                      19.2%      19.4%                 17.2%     17.4%


    Nonoperating expenses:
      Interest expense                 10.5        5.2                  30.0      19.1

      Other                            (2.0)      (2.9)                 (1.4)     (8.5)
                                    --------   --------              --------  --------

                                        8.5        2.3                  28.6      10.6
                                    --------   --------              --------  --------
    INCOME BEFORE TAXES               103.5       91.0      13.7%      329.3     275.5      19.5%

      % of sales                       17.7%      18.9%                 15.9%     16.7%
    Income taxes                       41.4       35.6                 133.7     110.2

        Effective rate                 40.0%      39.1%                 40.6%     40.0%
                                    --------   --------              --------  --------

    NET INCOME                        $62.1      $55.4      12.1%     $195.6    $165.3      18.3%
     % of sales                        10.6%      11.5%                  9.4%     10.0%
                                    ========   ========              ========  ========

    EARNINGS PER SHARE                $0.39      $0.35      11.4%      $1.24     $1.05      18.1%
                                    ========   ========              ========  ========
    Average shares outstanding        157.8      157.5       0.2%      157.8     157.3       0.3%




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